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                                                                    EXHIBIT 5.1

                               HAYNES AND BOONE, L.L.P.
                          1000 Louisiana Street, Suite 4300
                                 Houston, Texas 77002
                                    (713) 547-2000

                                    June 27, 1996

IMCO Recycling Inc.
5215 North O'Connor Blvd.
Suite 940
Central Tower at Williams Square
Irving, Texas 75039

Gentlemen:

     We have acted as counsel to IMCO Recycling Inc., a Delaware corporation (the "Company"), in connection with the preparation of the Registration Statement on Form S-8 (the "Registration Statement") filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the registration of 500,000 shares of Common Stock, par value $0.10 per share (the "Common Stock"), of the Company that may be issued pursuant to the IMCO Recycling Inc. Annual Incentive Program (the "Plan").

     In connection therewith, we have examined (i) the Certificate of Incorporation and the Bylaws of the Company, each as amended; (ii) minutes and records of the corporate proceedings of the Company with respect to the adoption of the Plan and the granting of stock options and payments of bonuses and directors' fees thereunder; (iii) certificates of certain officers and directors of the Company; (iv) the Plan and the forms of stock option agreements pertaining thereto; and (v) such other documents as we have deemed necessary for the expression of the opinions contained herein.

     In making the foregoing examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as certified or photostatic copies. Furthermore, we have assumed that all stock option exercise prices will equal or exceed the par value per share of the Common Stock. As to questions of fact material to this opinion, where such facts have not been independently established, and as to the content and form of the Certificate of Incorporation (as amended), Bylaws (as amended), minutes, records, resolutions and other documents or writings of the Company, we have relied, to the extent we deem reasonably appropriate, upon representations or certificates of officers or directors of the Company and upon documents, records and instruments furnished to us by the Company, without independent check or verification of their accuracy.

     Based upon the foregoing, and having due regard for such legal considerations as we deem relevant, we are of the opinion that the 500,000 shares of Common Stock covered by the Registration Statement which may be issued from time to time pursuant to the exercise of options duly granted or which may be duly granted, and in payment of bonuses and in partial payment of directors' fees, all in accordance with the terms of the Plan, have been duly authorized for issuance by the Company, and, when so issued in accordance with the terms and conditions of the Plan and the related option agreements upon the valid exercise of options and in payment of bonuses and directors' fees as provided in the Plan, will be validly issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement.

                             Very truly yours,

                             /s/  Haynes and Boone, L.L.P.
                             ----------------------------------
                             Haynes and Boone, L.L.P.